Exhibit 5.1

GALLAGHER, BRIODY & BUTLER
KEVIN M. BRIODY	COUNSELLORS AT LAW
JONATHAN M. GRISCHUK*		* ALSO ADMITTED IN NY
WILLIAM H. QUIRK, III*	PRINCETON FORRESTAL VILLAGE
COURTENAY C. HANSEN*	116 VILLAGE BOULEVARD
Suite 310
PRINCETON, NEW JERSEY 08540

(609) 452-6000
Fax: (609) 452-0090
December 9, 2025
Miami International Holdings, Inc.
7 Roszel Road, Suite 1A
Princeton, New Jersey 08540
Ladies and Gentlemen:
We have acted as counsel to Miami International Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-292028) (such registration statement, as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the selling stockholders named in the prospectus (the “Prospectus”) included in the Registration Statement (the “Selling Stockholders”) of up to 7,762,500 shares of the Company’s common stock, par value $0.001 per share of the Company (the “Common Stock”), including up to 1,012,500 shares of Common Stock subject to the underwriters’ option to purchase additional shares) (such shares, the “Shares”), as set forth in the Prospectus.
This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
We have reviewed originals or copies of the Registration Statement, the Prospectus, the amended and restated certificate of incorporation and amended and restated bylaws of the Company, each as amended through the date hereof, and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinion set forth below.
In rendering the opinion set forth below, we have assumed:
a.the genuineness of all signatures;
b.the legal capacity of natural persons;
c.the authenticity of all documents submitted to us as originals;
d.the conformity to original documents of all documents submitted to us as duplicates or conformed copies;
e.as to matters of fact, the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company and the Selling Stockholders; and

December 9, 2025

f.with respect to the issuance of the Shares, the amount of valid consideration paid in respect of such Shares equaled or exceeded the par value of such Shares.
We have not independently established the validity of the foregoing assumptions.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, the Shares have been validly issued, fully paid and are nonassessable.
Our opinion is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law. This opinion letter speaks only as of its date.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ GALLAGHER, BRIODY & BUTLER
GALLAGHER, BRIODY & BUTLER